UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 4, 2009

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On November 4, 2009, two of our subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, as borrowers, and we, as guarantor, amended the agreement governing our existing senior secured revolving credit facility with Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto, or the Credit Facility, to, among other things, extend the maturity date of the lenders’ commitments thereunder from September 2011 to March 2013, amend our leverage ratio (as defined in the agreement governing the Credit Facility) for certain periods, and permit the Company, under certain circumstances, to expand the commitments under the Credit Facility up to $350.0 million.

Pursuant to the terms of the Credit Facility, as amended, or the Amended Credit Facility, our borrowings will initially be limited to $250.0 million unless we have obtained the lenders' concurrence to increase their commitments in excess of $250.0 million and are in compliance with the terms of the indentures governing our senior notes with respect to the incurrence of additional indebtedness. Pursuant to the indentures governing the senior notes, unless we meet a specified consolidated interest coverage ratio test, the level of permitted borrowings under the Amended Credit Facility is limited to 20% of our consolidated net tangible assets determined as of the end of our most recently completed four fiscal quarters for which internal financial statements are available.

The Amended Credit Facility is secured by nineteen of our offshore supply vessels and associated personalty, with an approximate aggregate fair market value in excess of $500.0 million, or 200% of our current level of permitted borrowings. None of our Downstream vessels are pledged under the Amended Credit Facility. Our other principal subsidiaries have guaranteed the obligation of Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC under the Amended Credit Facility. We can use the amounts we draw under the Amended Credit Facility for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures. Neither we nor any of our affiliates has any material relationship with any of the parties to the Amended Credit Facility apart from our ownership of our subsidiaries and ordinary banking relationships.

Borrowings under the Amended Credit Facility accrue interest, at our option, at either (i) the London Interbank Offered Rate, plus a margin of 2.5% to 4.0%, or (ii) the greatest of (x) the prime rate announced by Wells Fargo Bank, N.A. in San Francisco, (y) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (z) the London Interbank Offered Rate plus 1%, plus in each case a margin of 1.5% to 3.0%. We are also required to pay a commitment fee on available but unused amounts of 0.5%. The interest rate margin and commitment fee are based on our leverage ratio (as defined in the agreement governing the Amended Credit Facility).

Our ability to draw funds under the Amended Credit Facility is conditioned upon various terms and conditions including, without limitation, customary representations and warranties being true at the time of the borrowing and upon no event of default under the Amended Credit Facility existing or resulting from the receipt of such funds.

The Company has not yet made any borrowings under the Amended Credit Facility and has $0.9 million posted in letters of credit. Therefore, the Company has $249.1 million of borrowing capacity immediately available.

The foregoing summary of the First Amendment to Senior Secured Revolving Credit Facility and Second Amendment to Guaranty and Collateral Agreement and the original Senior Secured Revolving Credit Agreement is not a complete description of those agreements and is qualified by the full text of such agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

2

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibit

10.1	First Amendment to Senior Secured Revolving Credit Facility and Second Amendment to Guaranty and Collateral Agreement dated as of November 4, 2009 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, each of the lenders and guarantors signatory thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

10.2	Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 3, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: November 5, 2009	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	First Amendment to Senior Secured Revolving Credit Facility and Second Amendment to Guaranty and Collateral Agreement dated as of November 4, 2009 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, each of the lenders and guarantors signatory thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

10.2	Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 3, 2006).